EXHIBIT 10 (b)


                                                    August 29, 1994


Mr. _____________________
Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, Illinois 60025

Dear Mr. _______________:

Supplemental Letter Agreement

 The Company has recognized that corporate takeovers have a widespread distracting effect on the management personnel of a corporation. To counter this effect, many companies have taken steps to protect their corporate interests and those of their stockholders by reassuring and encouraging dedicated and competent members of management to remain in their employment and to continue their high performance without fear of possible financial hardship resulting from a sudden loss of their positions upon change of corporate control.

 In recognition of these concerns, the Board of Directors has determined that it would be in the best interests of the Company to encourage the continued employment and dedication of members of management, including yourself, to their assigned duties by providing an equitable severance payment in the event of a change of control resulting in a need or decision to seek other employment and accordingly, this Supplemental Letter Agreement and the attached Addendum (collectively the "Agreement") will, upon your acceptance and signature hereto, set forth the severance benefits which the Company agrees will be provided to you in the unlikely event your employment is terminated under the circumstances described in the Agreement following a change in control of the Company.

 The Company expressly reserves the right to terminate your employment or the benefits provided herein at any time subject to the terms and conditions of the Agreement. Nor are you obligated to remain in the employ of the Company except that if you are employed by the Company at the time that a third party, in order to effect a change in control, begins a tender or exchange offer, circulates a proxy to stockholders, or takes other publicly announced steps to effect a change in control, you agree to remain in the employ of the Company until ninety (90) days after the change in control has occurred or the earlier abandonment by the third party of efforts to effect a change in control.

 The Agreement does not entitle you to any payments or other benefits unless a change in the control of the Company occurs during the term of the Agreement and your employment is terminated within twenty-four
(24) months after such change in control by the Company other than for Cause or by reason of your death, Retirement or Disability or by you other than for Good Reason.


August 29, 1994
Page Two


 The Severance Pay will be calculated in accordance with the formula set forth in paragraphs 2 and 6 of the attached Addendum to Supplemental Letter Agreement.

 In addition to the Severance Pay, the Company has also provided for amounts to redress damages you may sustain to the value of your Zenith stock holdings resulting from a tender offer and change in control. As an officer of the Company, you may not be in a position to tender your stock or exercise your options and tender the stock because of the provisions of Section l6(b) of the Securities Exchange Act of 1934 and relevant regulations or because in your independent judgment you may believe that the tender is not in the best interest of the Corporation and its shareholders. In such event you may be deprived of the full value of your stock. In addition, if the tender offer provides for a higher price for a percentage of shares first tendered and a lower price for subsequent purchases, you will sustain an immediate commensurate loss in the value of your shares as a result of the tender offer and change in control. The Company also recognizes that, because of your status as an officer, you may sustain other damages to the value of your stock options and other related contractual rights as a result of a tender offer and change in control of the Company. The Company has provided reasonable redress for all of these damages in paragraph 6 of the attached Addendum to Supplemental Letter Agreement.

 The Severance Pay and additional amounts payable to you under the Agreement will be paid in a single lump sum following your termination except as otherwise provided in the Agreement.

 The Company shall also maintain, at its expense for your benefit for two years after the Date of Termination of your employment, benefit plans and programs in which you had participated on that date. The Company will pay on your behalf any premiums payable by it or by you to the insurance company(ies) during such two-year period. Exceptions as to the Company's Profit Sharing and Stock Incentive Plans are set forth in the attached Addendum.

 This Agreement is in addition to your present employment agreement and does not in any way affect or alter your rights under said employment agreement.

 If the terms of this Agreement are acceptable to you, please sign two (2) copies of this Agreement and the Addendum and return one (1) copy of each to the Secretary of the Company.

                                             Very truly yours,

                                             ZENITH ELECTRONICS CORPORATION


                                             By: __________________________

AGREED:

____________________________

Date: _______________________




                                    ADDENDUM TO
                           SUPPLEMENTAL LETTER AGREEMENT

	This document is an Addendum to the Supplemental Letter Agreement dated______________________, 1994, between Zenith Electronics Corporation (the "Company"), Glenview, Illinois, and _____________________ (the "Employee").

 1. Definitions.

  A. "Company" shall mean Zenith Electronics Corporation, a Delaware corporation, and its successors by merger, consolidation or other reorganization including (unless the context otherwise requires) its subsidiaries and operating divisions.

  B. "Employee" shall mean the employee named in the Agreement and whose signature is affixed hereto.

  C. "Monthly Compensation" shall mean the highest aggregate amount of compensation paid as regular salary (excluding bonuses or incentive pay) to the Employee by the Company with respect to any calendar month during the three (3) year period immediately preceding such Employee's termination of employment, plus one-twelfth (l/l2) of the annual incentive payment to which Employee would have been or was entitled for the full year in which the change in control occurred (it being understood that the amount of such annual incentive payment shall be based upon the incentive compensation target award level in effect for that year).

  D. "Severance Pay" shall mean the amount payable to the Employee pursuant to and as calculated in accordance with Section 2 hereof.

  E. "Severance Benefits" shall mean the benefits to which the Employee is entitled pursuant to Section 6 hereof.

  F. "Years" shall mean the total period of the Employee's active employment by the Company at the date of the most recent termination thereof.

 2. Severance Pay Formula.

  Severance Pay payable to you under the Agreement shall be an amount equal to your Monthly Compensation multiplied by thirty-six (36).

 3. Term.

  The Agreement shall commence on the date hereof and shall continue until the first to occur of (i) termination of your employment prior to a change in control of the Company as defined in Section 4 hereof, or (ii) the date of receipt by you of written notice from the Company that the Board of Directors has determined that you are no longer a key executive of the Company entitled to the benefits of this Agreement, provided that no such determination shall be made by the Board of Directors, and if made, shall have no effect (i) during any period of time when the Company has knowledge that any third person has taken steps reasonably calculated to effect a change in control until, in the opinion of the Board of Directors, the third person has abandoned or terminated its efforts to effect a change in control, or (ii) after a change in control has occurred.

 4. Change in Control.

  No Severance Pay and Severance Benefits shall be payable hereunder unless there shall have been a change in control of the Company and the Employee's employment by the Company shall thereafter have been terminated in a manner entitling the Employee to Severance Pay and Severance Benefits in accordance with Section 5. For purposes of this Agreement, "changes in control of the Company" shall take place when either of the following events will have occurred:

  (a) A third person, including a "group" as defined in Section l3(d)(3) of the Securities Exchange Act of l934, acquires shares of capital stock of the Company having twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company; or

  (b) As a result of any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "transaction") the persons who were directors of the Company before the transaction shall during any two consecutive years thereafter cease to constitute a majority of the Board of Directors of the Company.

 5.  Termination Following Change in Control.

  If a change or changes in control of the Company occurs, and within twenty-four (24) months from the date of any such change in control the Employee's employment is terminated, the Employee shall be entitled to the Severance Pay and Severance Benefits provided in Section 6 hereof unless such termination is:

  A. Because of the Employee's death, Retirement or Disability;

  B. By the Company for Cause; or

  C. By the Employee other than for Good Reason.

   (1) Disability; Retirement.

   (a) Termination by the Company of employment based on "Disability" shall mean termination because of the Employee's absence from his duties with the Company on a full-time basis for one hundred eighty (l80) consecutive business days, as a result of incapacity due to injury or physical or mental illness.

   (b) Termination by the Company or the Employee of employment based on "Retirement" shall, for the purposes of this Agreement, mean retirement at age seventy (70) or voluntary earlier retirement with the written consent of the Employee.

   (2) Cause.

    Termination by the Company of employment for "Cause" shall mean termination upon:


    (a) The willful and continued failure by the Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to injury or physical or mental illness) after a demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially performed his duties; or

    (b) The willful engaging by the Employee in misconduct demonstrably injurious to the Company monetarily or otherwise.

    For purposes of this subparagraph (2), no act, or failure to act on the Employee's part, shall be considered "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

    Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a written Notice of Termination from the Company, after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors, finding that in the good faith opinion of the Board of Directors Cause existed and specifying the particulars thereof in detail.

   (3) Good Reason.

    Termination by the Employee of employment for "Good Reason" shall mean termination based on any of the following which occurs within twenty-four (24) months from the date of a change in control:

    (a) Without the Employee's express written consent, the assignment to the Employee of any duties materially inconsistent with the Employee's positions, duties, responsibilities and status with the Company immediately prior to a change in control, or a change (other than a bona fide promotion) in the Employee's title or office from that in effect immediately prior to a change in control, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of his employment for Cause, Disability or Retirement or by death or by the Employee other than for Good Reason;

    (b) A reduction by the Company in the Employee's salary as in effect on the date hereof or as the same may be increased from time to time, unless such reduction results from a blanket reduction of general applicability to exempt salaried personnel; or the failure by the Company to increase such base salary for the year in which a change of control occurs and each year thereafter by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all officers of the Company during the two full calendar years immediately preceding a change in control of the Company unless such failure is of general applicability to exempt salaried personnel;

    (c) A failure by the Company to continue the Company's bonus incentive plans (the "Incentive Plans") as the same may be modified from time to time but substantially in the form in effect immediately prior to the change in control or a failure by the Company to continue the Employee as a participant in the Incentive Plans on at least the basis of his participation immediately prior to the change in control or to pay the Employee any installment of a previous award under the Incentive Plans;

    (d) Without the Employee's express written consent, the Company requiring the Employee to be based anywhere other than within fifty (50) miles of his present office location, except for required travel on Company business to an extent substantially consistent with the Employee's business travel obligations immediately prior to such change in control;

    (e) The failure by the Company to continue in effect any benefit or compensation plan, stock ownership, stock purchase or stock option plan, pension plan, life insurance plan, health and accident plan or long-term disability plan in which the Employee is participating at the time of a change in control of the Company (or plans providing the Employee with substantially similar benefits) or the taking of any action by the Company which would materially adversely affect participation by the Employee in or materially reduce the Employee's benefits under any of such plans or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the change in control;

    (f) Any purported termination of the Employee's employment which is not effective pursuant to a Notice of Termination satisfying the requirements of subparagraph (4) below (and, if applicable, subparagraph (2) above).

    Notwithstanding the foregoing, the Employee agrees that in the event a third person begins a tender or exchange offer, circulates a proxy statement to shareholders or takes steps to effect a change in control of the Company, as defined in Section 4 hereof, the Employee will not thereafter voluntarily leave the employ of the Company until the third person has abandoned or terminated such efforts to effect a change in control; or if such efforts are successful, for ninety (90) days after a change in control of the Company shall have occurred.

   (4) Notice of Termination.

    Any termination by the Company pursuant to subparagraphs (l) or (2) above or by the Employee pursuant to subparagraph (3) above shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of the Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

   (5) Date of Termination.

    "Date of Termination" shall mean:

    (a) If the Employee's employment is terminated by reason of his death or Retirement, the date of death or retirement;

    (b) If the Employee's employment is terminated for Disability, thirty
(30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period);

    (c) If the Employee's employment is terminated by the Company for Cause pursuant to subparagraph (2) above, the date specified in the Notice of Termination;

    (d) If the Employee's employment is terminated by the Employee for Good Reason, the date specified in the Notice of Termination; and

    (e) If the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

    Notwithstanding the foregoing, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal from such judgment, order or decree having expired and no appeal having been perfected).

 6. Severance Payments and Benefits.

  If within twenty-four (24) months after a change in control of the Company shall have occurred, Notice of Termination is given either:

  A. by the Company other than for Cause or by reason of the Employee's death, Retirement or Disability, or

  B. by the Employee for Good Reason;

then the Employee shall be entitled to the benefits provided below:

   (1) The Company shall pay to the Employee in a lump sum Severance Pay calculated in accordance with Section 2 hereof not later than the tenth
(l0th) day following the Date of Termination, except as otherwise provided below, and the following other amounts:

    (a) An amount equal to the excess, if any of:

     (i) the highest price per Common share actually paid pursuant to the tender or exchange offer or other change in control of the Company over

     (ii) the attainable sales price per common share, determined by reference to the established market if the shares are then traded on an established market or, if not, by the sales price per share attainable by Employee in a private transaction as determined in good faith by the Employee, in either case determined as of the date of delivery of the Notice of Termination, multiplied by

     (iii) the number of Zenith shares you own on the date referred to in
(i) above. In making this calculation there shall be excluded any shares sold pursuant to the tender or exchange offer or other change in control of the Company.

    (b) After termination, as defined in paragraphs 6A and 6B above, the consequent expiration of your stock option rights under Employee Stock Purchase Plans IV and V or any successor employee stock option or stock purchase plans or other extinguishment of such rights resulting from a change in control, an amount equal to the damages you will thereby sustain. This amount shall be calculated in the following manner:

     (i) an amount equal to the aggregate spread between the exercise prices of all options held by you immediately prior to your termination whether or not then fully exercisable and the higher of:

      (1) the closing price on the New York Stock Exchange on the date of such termination; or

      (2) the highest price per Company share actually paid pursuant to the tender or exchange offer or other change in control of the Company.

     In making this calculation, there shall be excluded any options as to which the exercise price per share is higher than the price per share of Company shares referred to in (1) and (2). This amount is payable only with respect to option rights not exercised by you prior to their expiration or extinguishment referred to in (b) above.

     (ii) the above amount, if any, will become payable on the first business day following the said expiration or extinguishment of your option rights.

    (c) The Employee's full base salary and vacation pay earned or accrued but unutilized through the Date of Termination at the salary rate in effect at the time Notice of Termination is given, plus the amount of any incentive compensation for a past fiscal year which has not yet been awarded or paid to the Employee under the Incentive Plan, including any deferred awards
(it being understood that with respect to any incentive compensation which has not yet been awarded the individual performance component of the award shall be determined on the basis of target award levels).

    (d) In lieu of any award under the Incentive Plan or similar or successor plans, if any, then in effect, for the year in which the Date of Termination occurs (if awards are granted under said Plan for said year), an award determined on a pro rata basis based on the length of the Employee's service during the year during which Date of Termination occurs (it being understood that the amount of such annual incentive payment shall be based on the incentive compensation target award level in effect for that year.)

    (e) In the event Employee is a participant in any long-term incentive program maintained by the Company at the date on which a Notice of Termination is given, a lump sum cash payment shall be made to Employee equal to (i) the value of any Zenith shares (exclusive of any Zenith shares theretofore distributed to Employee pursuant to the award) and (ii) any cash (exclusive of any cash theretofore distributed to Employee pursuant to the award) to which Employee would have been entitled for the full measuring period specified in the long-term incentive award had the Employee continued in the employ of the Company for such full measuring period and all target levels specified in the award been achieved. For purposes of this paragraph, the value of any Zenith shares shall mean the higher of (x) the closing price on the New York Stock Exchange on the Date of Termination of employment, or (y) the highest price per Zenith share actually paid pursuant to the tender or exchange offer or other change in control of the Company. Any Zenith shares theretofore distributed to Employee pursuant to such award shall be deemed owned by Employee for purposes of Section 6(B)(1)(a)(iii) hereof.

   (2) (a) The Company shall maintain at its expense in full force and effect, for the continued benefit of the Employee for two (2) years after the Date of Termination, all employee benefits plans and programs including, without limitation, group medical and dental, health and accident, long-term disability and group life insurance, and the executive insurance program in which the Employee was entitled to or did participate immediately prior to the Notice of Termination; provided that in the event the Employee's continued participation in any such plan or program is barred under the terms of any such plan or program by reason of the Employee not continuing as an active Employee of the Company, the Company shall arrange to provide the Employee with benefits substantially similar to those which the Employee was entitled to receive under such plans and programs.

    (b) During the two year period referred to above, the Company shall pay on behalf of the Employee without any cost to the Employee any premiums to be paid by the Employee to the insurance company on the insurance policy issued under the executive insurance program relating specifically to the Employee ("the Insurance Policy"). The Employee shall be responsible for any personal income taxes incurred by the Employee as a result of the Company paying such premiums. Nothing in this Agreement shall be construed as granting to Employee any new rights or benefits under the Company's Profit Sharing Plan or Stock Option and Stock Appreciation Plans.

   (3) The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking other employment or otherwise. The amount of any such payment or benefit shall not be reduced by any compensation earned or benefit received by the Employee as the result of either other employment after the Date of Termination or otherwise; provided, however, that if the Employee commences other employment after the Date of Termination which provides the Employee with comparable group medicalor dental, health and accident, long-term disability or group life insurance,the Company shall cease to provide any one of such benefits at such time as the Employee becomes eligible to receive a corresponding benefit from the new employer.

 7. Provisional Reduction in Severance Pay and Severance Pay Benefits.

  In the event that the aggregate value (determined in accordance with applicable federal income tax law, rules and regulations) of all payments to be made and benefits to be provided to Employee under this Agreement shall result in "excess parachute payments" within the meaning of Section
280G of the Internal Revenue Code of 1986, as amended, (or corresponding provisions of future law), (the "Code"), then and in that event if (i) such aggregate value as reduced by any excise tax payable by Employee by reason of the receipt thereof and by any federal income tax (computed at the top marginal rate) payable by the employee by reason of the receipt thereof, shall be less than (ii) the maximum aggregate value of all payments which could have been paid to the Employee without his incurring any excise tax liability under the Code by reason of the receipt thereof, reduced by any federal income tax (computed at the top marginal rate) payable by the employee by reason of the receipt thereof, then and in that event the aggregate payments and benefits under this Agreement shall be limited to the maximum aggregate value of all payments and benefits which can be made to the Employee under this Agreement without his incurring an excise tax liability under the Code. In the event a reduction in the aggregate value of all payments to be made under this Agreement is required, the Company shall determine which of the payments will be so reduced. The determinations required by this Section 7 shall be made by the Company based upon consultation with the independent public accountants then regularly retained by the Company. The Company's determination shall be final and binding on all parties.

 8. No Guaranty by Company of Employment.

  The Employee expressly acknowledges that the Agreement does not constitute a guarantee of employment by the Company or an agreement by the Company to employ the Employee.

 9. Beneficiaries and Successors.

  The provisions of Article V, Section 2 and 3 of the employment contract between Employee and the Company are incorporated herein by reference and made a part hereof.

 l0. Notices.

  Notices and all other communications provided for herein shall be in writing and deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees.

  All notices to the Company shall be directed to the attention of the Secretary of the Company.

 ll. Miscellaneous.

  No provisions of the Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Employee and such officer of the Company as may be designated by the Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

 l2. Separability.

  The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.



 l3. Arbitration.

  Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by binding non-appealable arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect.

  The Company shall reimburse the Employee for all legal fees and expenses incurred by the Employee in successfully seeking to obtain or enforce any right or benefit provided by the Agreement and in the event it shall be determined that the Employee is entitled to Severance Pay and Severance Benefits hereunder, the Employee shall also be entitled to interest on the Severance Pay and other amounts payable to the Employee at the prime rate of interest of the First National Bank of Chicago during the period from the date such amounts should have been paid to the date of payment.

 l4. Nonassignability.

  The right of the Employee to Severance Pay and Severance Benefits under the Agreement shall not be assigned, transferred, pledged, hypothecated or encumbered.

 l5. Validity and Construction.

  The validity, interpretation and performance of the Agreement shall be governed by the laws of the State of Delaware.

                                           ZENITH ELECTRONICS CORPORATION



                                           By
                                           ______________________________


                                           By
                                           ______________________________

                                                     Employee